EXHIBIT 99.1

AGREEMENT AMONG FILING PARTIES

     THIS AGREEMENT is made and entered into on May      , 2003, by and among CFH Capital Resources, L.P., a Texas limited partnership, Crow Family, Inc., a Texas corporation, Crow Public Securities, L.P., a Texas limited partnership, CFHS, L.L.C., a Delaware limited liability company, and Harlan R. Crow (collectively referred to herein as the “Filing Parties”).

     WHEREAS, Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934 (the “Act”) requires that, when a Schedule 13G is filed on behalf of more than one person, an agreement be executed and filed as an exhibit to the Schedule 13G reflecting that the Schedule 13G is being filed on behalf of all such persons;

     NOW, THEREFORE, in consideration of the premises and the mutual promises stated herein, the Filing Parties hereby agree as follows:

     (i)  Each Filing Party agrees that a single Schedule 13G (and any amendments thereto) shall be filed jointly on behalf of all the Filing Parties with respect to the shares of common stock, $.01 par value per share, of Trammell Crow Company, a Delaware corporation.

     (ii)  Each Filing Party acknowledges and agrees that, pursuant to Rule 13d-1(c) or Rule 13d-1(d) under the Act, each Filing Party individually is (i) eligible to use the Schedule 13G and (ii) responsible for the timely filing of such Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such Filing Party contained in such Schedule 13G. None of the Filing Parties, however, shall be responsible for the completeness or accuracy of information concerning any other Filing Party contained in such Schedule 13G, or any amendments thereto, unless such Filing Party knows or has reason to believe that such information is incomplete or inaccurate.

     (iii)  This agreement shall not be assignable by any Filing Party. Any assignment in violation of the forgoing shall be null and void.

     (iv)  This agreement shall terminate upon the written notice of termination given by any Filing Party to the other Filing Parties.

     (v)  This agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof.

     IN WITNESS WHEREOF, the undersigned hereby executed this Agreement Among Filing Parties as of the date or dates indicated below.

DATED: May 20, 2003	CFH CAPITAL RESOURCES, L.P., a Texas
limited partnership

	By:	CFHS, L.L.C., a Delaware limited liability company and its General Partner

	By:	CROW FAMILY, INC., a Texas corporation, its sole manager

		By:	/s/ ANTHONY W. DONA

Anthony W. Dona Chief Executive Officer

DATED: May 20, 2003	CFHS, L.L.C., a Delaware limited liability
company and its General Partner

	By:	CROW FAMILY, INC., a Texas corporation, its sole manager

		By:	/s/ ANTHONY W. DONA

Anthony W. Dona
Chief Executive Officer

DATED: May 20, 2003	CROW FAMILY, INC.

	By:	/s/ ANTHONY W. DONA

Anthony W. Dona
Chief Executive Officer

DATED: May 20, 2003	CROW PUBLIC SECURITIES, L.P., a Texas
limited partnership

	By:	CROW FAMILY, INC., a Texas corporation
and its General Partner

		By:	/s/ ANTHONY W. DONA

Anthony W. Dona
Chief Executive Officer

DATED: May 20, 2003	/s/ HARLAN R. CROW

Harlan R. Crow

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